Exhibit 99.1

MabVax Therapeutics Grants Exclusive Sublicense to Y-mAbs Therapeutics for Patented Neuroblastoma Vaccine

SAN DIEGO, CA – July 3, 2018 – MabVax Therapeutics Holdings, Inc. (Nasdaq: MBVX), a clinical stage oncology drug development company has granted to Y-mAbs Therapeutics, Inc., a privately held clinical stage biopharmaceutical company, an exclusive sublicense to a bi-valent ganglioside based vaccine intended to treat neuroblastoma, a rare pediatric cancer. A third of neuroblastoma patients are diagnosed as infants; and ninety percent are younger than five years of age at time of diagnosis. Neuroblastoma is responsible for twelve percent of all cancer deaths in children less than 15 years of age.

The neuroblastoma vaccine was originally developed by Dr. Philip Livingston and colleagues at Memorial Sloan Kettering Cancer Center (MSK) and licensed as part of a broader portfolio of anti-cancer vaccines to MabVax. MabVax filed for and was granted an Orphan Drug Designation for the neuroblastoma vaccine and has manufactured Phase II clinical supplies for a planned but not initiated clinical trial to be conducted with the consortium New Advances in Neuroblastoma Therapy (NANT). NANT is the only consortium of academic medical centers in the world solely dedicated to developing novel treatments and biomarkers for children with Neuroblastoma. Over the last several years MabVax has shifted its focus and resources to the Company’s human antibody discovery and development programs that are currently in early stage clinical trials and have attracted partner interest.

Y-mAbs Therapeutics, Inc (“Y-mAbs”) is a clinical-stage biopharmaceutical company developing novel antibody therapeutics for oncology targets based on a range of technologies licensed from MSK under an exclusive worldwide license and research collaboration agreement. The Company has two antibody based products in advanced clinical trials for the treatment of neuroblastoma and other cancers.

Total value of the transaction to MabVax is $1.3 million plus a share of a Pediatric Disease Voucher if granted by the U.S. Food and Drug Administration (“FDA”) to Y-mAbs on approval of the vaccine and the Pediatric Disease Voucher is subsequently sold. Additionally, Y-mAbs will be responsible for all further development of the product as well as any downstream payment obligations related to this specific vaccine to MSK that were specified in the original MabVax-MSK license agreement. If Y-mAbs successfully develops and receives FDA approval for the Neuroblastoma vaccine, it is obligated to file with the FDA for a Pediatric Disease Voucher. If the voucher is granted to Y-mAbs and subsequently sold, then MabVax will receive a percentage of the proceeds from the sale of the voucher by Y-mAbs.

David Hansen, President and CEO of MabVax Therapeutics, explained, “Y-mAbs is ideally positioned to continue the development of the Neuroblastoma vaccine because of their experience in immunotherapy generally and neuroblastoma specifically. If Y-mAbs is successful in development of this product, MabVax will see a greater financial benefit through participation in the sale of the Pediatric Disease Voucher.”

11535 Sorrento Valley Road, Suite 400, San Diego, CA 92121 p: 858-259-9405 f: 858-792-7375
website: www.mabvax.com email: MabVaxIR@mabvax.com

About MabVax:

MabVax Therapeutics Holdings, Inc. is a clinical-stage biotechnology company with a fully human antibody discovery platform focused on the rapid translation into clinical development of products to address unmet medical needs in the treatment of cancer. Our antibody MVT-5873, is a fully human IgG1 monoclonal antibody (mAb) that targets sialyl Lewis A (sLea), an epitope on CA19-9, and is currently in Phase 1 clinical trials as a therapeutic agent for patients with pancreatic cancer and other CA19-9 positive tumors. CA19-9 is expressed in over 90% of pancreatic cancers and in other diseases including small cell lung and GI cancers. CA19-9 plays an important role in tumor adhesion and metastasis, and is a marker of an aggressive cancer phenotype. CA19-9 serum levels are considered a valuable adjunct in the diagnosis, prognosis and treatment monitoring of pancreatic cancer. With our collaborators including Memorial Sloan Kettering Cancer Center, Sarah Cannon Research Institute, Honor Health and Imaging Endpoints, we have treated over 56 patients with either our therapeutic antibody designated as MVT-5873 or our PET imaging diagnostic product designated as MVT-2163 in Phase 1 clinical studies, and demonstrated early safety and specificity for the target. Patient dosing is continuing in Phase 1 clinical studies of MVT-5873 in combination with nab-paclitaxel and gemcitabine to patients newly diagnosed with CA19-9 positive pancreatic cancer, and for the Company's radioimmunotherapy product MVT-1075. Our human antibody targeting Tn and sTn is in preclinical development. For additional information, please visit the Company's website, www.mabvax.com.

About YmAbs:
YmAbs is a clinical stage biopharmaceutical company focused on developing new cancer treatments through immunotherapies. In addition, YmAbs utilizes its platform technologies to create next-generation humanized, affinity matured bispecific antibodies targeting GD2 and B7H3. To further improve our bispecific antibodies, we are collaborating with MSK on the development of a novel human protein tag that dimerizes T-cell engaging bispecific antibodies, which enables higher tumor binding and results in a longer serum half-life and a significantly greater T-cell mediated killing of tumor cells. Our treatments could potentially reduce longer-term toxicities associated with current chemotherapeutics and provide the potential for curative therapy even for patients with widespread disease. YmAbs’ goal is to drive multiple product candidates in select solid tumor cancers to FDA licensure. Each candidate has the potential to treat a variety of high-risk cancers.

Forward Looking Statements

This press release contains "forward-looking statements" regarding matters that are not historical facts, including statements relating to the Company entering into an exclusive license with Y-mAbs Therapeutics, Inc. for a bi-valent ganglioside based vaccine intended to treat neuroblastoma, a rare pediatric cancer. We have no assurance that Y-mAbs Therapeutics, Inc. will continue development of the vaccine that would result in MabVax receiving any other milestone payments to be paid to MabVax. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "could," "plans," "expects," "will," "potential," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled "Risk Factors" in its annual report on Form 10-K for the fiscal year ended December 31, 2017 and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov. The parties do not undertake any obligation to update forward-looking statements contained in this press release.

MabVax Investor Contact:
Email: MabVaxIR@mabvax.com
Phone: 858-500-8468

Media Contact:

Russo Partners LLC
Phone: 212-845-4272
Email: travis.kruse@russopartnersllc.com

11535 Sorrento Valley Road, Suite 400, San Diego, CA 92121 p: 858-259-9405 f: 858-792-7375
website: www.mabvax.com email: MabVaxIR@mabvax.com